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                         RESEARCH AND LICENSE AGREEMENT

This License Agreement ("Agreement"), effective as of 28th day of May, 1999 ("Effective Date") is by and between Novo Nordisk A/S, a corporation existing under the laws of Denmark and having a place of business at Novo Alle, DK-2880, Bagsvaerd, Denmark ("Novo Nordisk"), and DGI BioTechnologies, LLC, a company having its principal place of business at 40 Talmadge Road, PO Box 424, Edison, NJ 08818-0424.

                                   WITNESSETH

     WHEREAS, DGI is the owner of certain DGI Technology (as hereinafter defined) and DGI Patent Rights (as hereinafter defined); and

     WHEREAS, Novo Nordisk desires to obtain from DGI, and DGI desires to grant to Novo Nordisk a license to use and sell products in all countries of the world under such DGI Patent Rights and DGI Technology.

     NOW THEREFORE, in consideration of the mutual promises and for the other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.   DEFINITIONS

The following definitions shall control the construction of each of the following items wherever they appear in this Agreement.

1.1 "Affiliate" shall mean any company, joint venture partnership, or other business entity which controls, is controlled by, or is under common control with DGI or Novo Nordisk, as the case may be. A business entity shall be deemed to control another business entity if it possesses, directly or indirectly, the power to order or cause the direction, management and policies of such other business entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 "DGI" shall mean DGI BioTechnologies, LLC and/or any Affiliate which is a party to the arrangements set forth in this Agreement.

1.3 "DGI Patent Rights" shall mean all of DGI's rights possessed at any time during the Term of this Agreement in and to any patents and patent applications, including but not limited to DGI patents listed on Appendix A to this Agreement. Said patents and patent applications shall include but not be limited to selection patents, patent applications, divisionals, continuations, continuations-in-part, reissues,

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re-examinations  and  extensions.  Extensions  of  patents  shall  include;  (a)
extensions under the U.S. Patent Term Restoration Act, (b) extensions of patents under Japanese Patent Law, (c) Supplementary Protection Certificates for members of the European Patent Convention and other countries in the European Economic Area, and (d) similar extensions under any applicable law in the Territory.

1.4 "DGI Technology" shall mean any proprietary know-how owned or controlled by DGI as of the Effective Date and/or developed, acquired or controlled by DGI during the Term, including but not limited to technical data, experimental results, specifications, techniques, inventions, processes, formulas and other materials, all of which are useful in the development, discovery, production or use of Licensed Product. DGI Technology shall not include; (a) know-how which at the time of disclosure is in the public domain, (b) know-how which prior to the disclosure was in Novo Nordisk's possession, and (c ) know-how developed independently by Novo Nordisk without any use of any DGI Technology whatsoever.

1.5 "Diogenesis" shall mean DGI's surrogate ligand-based approach to finding and using site-directed assays to identify drug leads.

1.6     "Field"  shall  mean  a  Product  useful  in  treating,  preventing  or
controlling diabetes by direct or indiret [*                           *],  the
development or discovery of which utilizes DGI Technology and/or is covered by a DGI Patent Right.

1.7 "First Commercial Sale" shall mean the first sale or other commercial disposal by Novo Nordisk or its sublicensee, after the Effective Date, of a Licensed Product for value, in an arm's length transaction, in any country within the Territory.

1.8 "Improvement" shall mean any modification, alteration, enhancement or improvement to DGI Patent Rights and/or DGI Technology, which relates to the Licensed Product(s).

1.9 "IND" shall mean an Investigational New Drug application submitted to the Food and Drug Administration of the United States, and/or an equivalent application to the equivalent regulatory body in the European Union and/or Japan.

1.10     "Licensed  Product"  shall  mean  Products  within  the  Field;
(a) the manufacture and/or sale of which are covered by a Valid Claim of DGI Patent Rights, and/or

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(b)     which  are  developed  utilizing  DGI  Technology.

1.11     "Major  Market"  shall  mean  the  United States, European Union and/or
Japan.

1.12 "NDA" shall mean a New Drug Application submitted to the Food and Drug Administration of the United States, and/or an equivalent application to the equivalent regulatory body in the European Union and/or Japan.

1.13 "Net Sales" shall mean Novo Nordisk's and its sublicensee's (s') gross proceeds from sales of Licensed Product invoiced to any independent third party less,

i. any direct or indirect credits and allowances or adjustments, including, without limitation, credits and allowances on account of price adjustments or on account of rejection, recall or return of Licensed Product previously sold;
ii. any trade and cash discounts; price reductions or rebates, retroactive or otherwise, imposed by government authorities; and third party distributor fees;

iii. any sales, excise, turnover, value added, or similar taxes and any duties and other governmental charges imposed upon the production, importation, use or sale of Licensed Product(s);
iv. applicable transportation, importation, insurance and other handling charges, and

v. the cost of special devices used for administration of Licensed Product. Such special devices shall not include conventional devices (e.g. tablets, standard syringes, suppositories and/or standard transdermal patches). Deductions i, ii, and iv shall not exceed fifteen percent (15%) of gross sales of Licensed Product by Novo Nordisk and its sublicensee(s) during any reporting period.

In the event that the Licensed Product is sold as part of a Combination Product the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A/(A + B) where A is the average sale price of the Licensed Product when sold separately in finished form and

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B  is the average sale price of the other product(s) sold separately in finished form.
In the event that the average sale price of the Licensed Product can be determined but the average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Products by the fraction C/(C + D) where C is the selling party's average sales price of the Licensed Product and D is the difference between the average selling price of the Combination Product and the average selling price of the Licensed Product. If the average sale price of the other product(s) can be determined but the average price of the Licensed Product cannot be determined, Net Sales for purposes of determining royalty payment shall be calculated by multiplying the Net Sales of the Combination Products by the following formula: one (1) minus C/(C + D) where C is the average selling price of the other product(s) and D is the difference between the average selling price of the Combination Products and the average selling price of the other product(s). In no event, however, shall the Net Sales of Licensed Products be less than fifty percent (50%) of the Net Sales of the Combination Products.

In the event that the average sale price of both the Licensed Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Licensed Product shall be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.
The Net Sales price for a Combination Product shall be calculated once each calendar year and such price shall be used during all applicable royalty reporting periods for the entire calendar year. When determining the average sale price of a Licensed Product or product(s), the average sale price shall be calculated using data arising from the twelve (12) months preceding the calculation of the Net Sales price for the Combination Product. As used above, the term "Combination Product" means any pharmaceutical product which comprises the Licensed Product and other active compounds and/or ingredients.
1.14 "Novo Nordisk" shall mean Novo Nordisk A/S and/or any Affiliate thereof which is a party to the arrangements set forth in this Agreement.
1.15 "Novo Nordisk Patent Rights" shall mean rights to patent applications and patents filed by or on behalf of Novo Nordisk pursuant to this Agreement.

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1.16     "Parties"  shall  mean  DGI  and Novo Nordisk collectively and the term
"Party"  shall  mean  each  of  DGI  and  Novo,  Nordisk,  individually.

1.17 "Phase II" initiation shall mean initiation of clinical trials to demonstrate efficacy and short term safety.

1.18 "Phase III" initiation shall mean initiation of clinical trials to demonstrate efficacy and safety in larger patient groups.

1.19 "PLPc" shall mean Preclinical Lead Profile candidate as defined in the prevailing Novo Nordisk guidelines for management of Novo Nordisk's Health Care Discovery projects.

1.20 "Product" shall mean a molecule discovered and/or developed using DGI Patent Rights and/or DGI Technology.

1.21     [**].
1.22 "Research Plan" shall mean the research program to be carried out by DGI as described in Section 6.3 and as included as Appendix B to this Agreement.

1.23 "Term" shall mean the last to expire of a DGI or Novo Nordisk Patent Right containing a Valid Claim, covering the making, using or selling of Licensed Product or twenty (20) years, whichever is later.

1.24     "Territory"  shall  mean  all  countries  in  the  world.

1.25     [*    *]

2.     GRANT  OF  LICENSES

2.1 DGI hereby grants to Novo Nordisk, and Novo Nordisk hereby accepts, an exclusive license within the Field under DGI Patent Rights and DGI Technology, even as to DGI, including the right to sublicense, to use, produce, have produced, import, offer to sell, sell and/or co-promote and/or co-market with one or more third parties, Licensed Products in the Territory subject to Section
2.3. For the purpose of this Agreement, a co-promotor or a co-marketer shall be considered a sublicensee.

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2.2     DGI hereby grants to Novo Nordisk, and Novo Nordisk hereby accepts, an exclusive license subject to Section 2.3, even as to DGI, to use and develop DGI Patent Rights and DGI Technology within the Field.

2.3
(a)     DGI  shall  retain  a  royalty free right and license to use DGI
Technology,  either  alone  or  in  combination  with  others  to develop and [*
*}  povided  however  such  license  shall  be  limited  only  to  the  [*   *]

(b) DGI shall keep Novo Nordisk informed of the progress of its [* *] on a regular basis and particularly if any significant results are observed, provided it is not precluded from doing so by a commitment to a third party.

(c)     DGI  hereby  grants  to  Novo Nordisk, the first right of refusal for an
exclusive  license  to any [*                  *] DGI shall not offer a license
under  more  favorable  terms  to  a  third  party  unless first offered to Novo
Nordisk.

2.4 Any improvements within the Field, made conceived, obtained and/or controlled by DGI during the Term shall be disclosed to Novo Nordisk without further financial obligation subject to Section 2.3. Novo Nordisk may use such DGI improvements in connection with the Licensed Product by Novo Nordisk and/or its sublicensees in the Territory.

3.     LICENSING  FEES,  MILESTONE  FEES  AND  ROYALTIES

3.1 As compensation to DGI for the licenses granted hereunder and furnished to Novo Nordisk, Novo Nordisk agrees to pay to DGI the license fees set forth in
Section  3.2, milestone fees set forth in Section 3.3 and royalties set forth in
Section  3.4.

3.2     Novo  Nordisk  shall  pay  the  following  license  fees  to  DGI:

(a) Six Hundred Thousand U.S. Dollars (US $600,000) within ten (10) business days of signing of this Agreement by both Parties;

(b) Five Hundred Thousand U. S. Dollars (US $500,000) within ten (10) business days of the signing of this Agreement by both Parties, and

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(c  )     Five  Hundred  Thousand  U.S.  Dollars  (US  $500,000) within ten (10)
business days of the one (1) year anniversary of the signing of this Agreement by both Parties.

3.3     Novo  Nordisk  shall  pay  the  following  milestone  fees  to  DGI:
(a)     [*  *]:
i.      [*  .*]
ii.     [*  .*]
iii.    [*  *]
iv.     [*  *]
v.      [*  *]
vi.     [*  *]
vii.    [*  *]
(b)     [*  *]
i.      [*  *]
ii.     [*  *]
iii.    [*  *]
iv.     [*  *]

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v.      [*  *]
vi.     [*  *]
vii.    [*  *]

3.4. Novo Nordisk shall pay DGI a royalty based upon its and its sublicensee's(s') annual Net Sales of Licensed Products in the Territory, for each year commencing with the First Commercial Sale and terminating
[*                                      *]  The royalty shall be payable by Novo
Nordisk on annual Net Sales within the Territory, according to the following rates:
(a)     [*   *]
i.      [*  *]
ii.     [*  *];  and
iii.    [*  *].
(b)     [*  *].

3.5 In the event Novo Nordisk experiences generic competition in excess of twenty percent (20%), in a country of Novo Nordisk and its sublicensee's(s') sales of Licensed Product during any calendar quarter, as reflected in IMS data and/or documented declines in governmental sales, then the rate at which Novo Nordisk pays royalty in that country, shall be reduced by the same reduction of market share as the generic competition.

3.6 One-half of the milestone fee payments, set forth in Section 3.3, shall be credited against the royalty payments under Section 3.4. However, in each year referred to in Section 3.4, Novo Nordisk shall not deduct

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more  than  fifty  percent  (50%)  of the royalties due under Section 3.4.  Novo
Nordisk shall continue to take a credit against royalty payments until the sum of the milestone fees has been fully credited.

3.7 Novo Nordisk shall pay only one royalty under Section 3.4 on Net Sales of Licensed Product, notwithstanding the number of patents within DGI Patent Rights and/or the nature and/or amount of DGI Technology. Once Novo Nordisk has made one or more milestone payments for a molecule, such milestone payments already paid need not be paid for another molecule selected for development in place of the first mentioned molecule, unless such molecule is to be taken independently to the market.

3.8 Sales of Licensed Product between Novo Nordisk, its Affiliates and its sublicensees shall not be subject to any royalty obligation. In such cases, the royalty shall be calculated upon Novo Nordisk's or its Affiliate's or its sublicensee's Net Sales to an independent third party.

3.9 (a) If Novo Nordisk grants a sublicense, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to Novo Nordisk for all purposes of this Agreement. Novo Nordisk assumes responsibility for the performance of all obligations so imposed on such sublicensee and will itself pay and account to DGI for all royalties due under this Agreement by reason of the operations of any such sublicensee.
(b) Novo Nordisk may extend to any of its Affiliates the benefit of this Agreement, but Novo Nordisk shall remain responsible to DGI for all of the obligations placed upon Novo Nordisk by this Agreement.

4.     PAID  UP  LICENSE

4.1 Novo Nordisk's obligations to pay royalties, under section 3.4 shall expire on a country-by-country basis upon the later of ten (10) years after the First Commercial Sale of Licensed Product and expiration of the DGI Patent Rights.

4.2 Upon the expiration of Novo Nordisk's obligation to pay royalties, Novo Nordisk shall have a fully paid-up license to use, produce, offer to sell, sell and/or co-promote and/or co-market with one or more third parties under DGI Patent Rights and DGI Technology.

5.     REMITTANCES  AND  AUDITS

5.1 Novo Nordisk shall make all payments to DGI under this Agreement, according to its terms. If any payments made by Novo Nordisk under

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this  Agreement  is  subject  to  withholding tax, such withholding tax shall be borne by DGI and shall be deducted from the payments made by Novo Nordisk. As long as DGI provides Novo Nordisk with all the necessary documentation (i.e., special Danish Tax Form, IRS Form 1001, and relevant equivalents), Novo Nordisk shall, with respect to applicable laws support DGI in its efforts of minimizing the withholding taxes. In the event that Novo Nordisk does deduct or withhold any such taxes, as soon as practical, Novo Nordisk shall submit to DGI proper documentation confirming Novo Nordisk's payment of any such taxes for DGI's account.

5.2 All royalty payments under this Agreement shall be due and payable within sixty (60) days after the last day of each calendar quarter, beginning with the calendar quarter in which the First Commercial Sale occurred.

5.3 Novo Nordisk shall, within (60) days after the last day of each calendar quarter, beginning with the quarter in which the First Commercial Sale occurred, provide DGI a written statement, showing all Net Sales by country in the Territory. In case no royalty is due for any such period, Novo Nordisk shall so report.

5.4 All payments of royalties shall be made in United States Dollars and such payments shall be made via wire transfer to one or more bank accounts to be designated in writing, prior to the First Commercial Sale, by DGI to Novo
Nordisk. In the event that any Net Sale is made in a foreign currency, the amount of such Net Sale shall be converted to United States dollars at the exchange rate set forth in the Wall Street Journal (Eastern Edition). This conversion shall be made using an average quarterly exchange rate determined as the average of the exchange rates set forth in the Wall Street Journal (Eastern Edition) published during the applicable reporting calendar quarter, if available, and otherwise using rates as announced by the central bank of the subject country of the Territory.

5.5 For the Term and for two (2) years thereafter, Novo Nordisk shall keep, and shall cause its sublicensee(s) selling Licensed Product in the Territory to keep, complete and accurate records of Net Sales of Licensed Product. Records shall be kept in sufficient detail to enable the determination of royalties due, under Section 3.4 hereof.

5.6 During the Term and for two (2) years thereafter, Novo Nordisk shall give access to a nationally-recognized independent certified public accountant ("DGI Accountant"), appointed and paid by DGI, to which/whom Novo Nordisk has no reasonable objection, to such

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records of Novo Nordisk as described in Section 5.5, within two (2) years of the royalty period to which the records apply, in order to permit the DGI Accountant to verify the accuracy of any royalty payments made or payable under this Agreement. Such access shall be granted no more than once in any calendar year, at DGI's request, during regular business hours and with ten (10) business-days' notice. The DGI Accountant shall be under a confidentiality obligation to Novo Nordisk to disclose to DGI, in such Accountant's report, only the amount and accuracy of royalty payments made or payable under this Agreement. In the event the amount payable under this Agreement is more than that actually paid to DGI by Novo Nordisk (except for amounts not yet due on Net Sales for the immediately-past calendar quarter), Novo Nordisk shall pay such difference to DGI within thirty (30) days of such DGI Accountant's report.
5.7 If in any country, the transfer of royalties provided for herein is prohibited by law or regulation, Novo Nordisk shall remit the royalty in local currency to an interest bearing account in the name of DGI with banks or other financial institutions located in such country as designated by DGI.

6.     DEVELOPMENT  AND  REGISTRATON

6.1     [*                                  *]  Novo  Nordisk  shall  conduct,
at its expense, any pre-clinical and clinical trials necessary to receive and maintain registrations to sell any Licensed Products(s) in the Territory.

6.2 Novo Nordisk shall obtain and maintain, at its sole cost and expense, all permits, licenses, authorizations and registrations for any country, sovereignty, state, country, parish, municipality, or other local governmental entity in the Territory which are necessary for Novo Nordisk to import, distribute and sell Licensed Product.

6.3 DGI shall allocate the equivalent of one full time employee to conduct further research on behalf of Novo Nordisk. Such research shall commence upon both Parties mutually agreeing upon the research to

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be  conducted,  as  outlined  in  the  Research  Program  in  Appendix B of this
Agreement. Such research shall be performed at a cost of One Hundred Eighty Five Thousand U.S. Dollars (US $185,000). Such payment shall be made to DGI on a quarterly basis. During the Research Program; (i) an exchange of information shall occur on an ad hoc basis between scientists, and (ii) at the conclusion of the Research Program, DGI shall submit a report to Novo Nordisk stating all results of the Research Program. Upon the completion of said research, the Parties shall mutually decide whether further work is necessary.

6.4
(a) A Steering Committee shall be established. Novo Nordisk and DGI shall each appoint their members (one, maximum two) to the Steering Committee. However, each Party may bring as many representatives of its organization to a meeting of the Steering Committee as it chooses.

(b)     The  Steering  Committee  shall  be  responsible  for  the  following:
i.     overseeing  execution of the Research Plan to be performed referred to in
Section  6.3  of  this  Agreement;
ii.     review  and report all DGI Technology being transferred to Novo Nordisk;
iii. review and comment on all patent applications to be filed by either Party which are related to the Field;
iv.     perform  such  other  duties  as  the  Parties  mutually agree upon; and
v. determining which new technologies, know-how, inventions identified by each Party, will become part of Appendix C of this Agreement.

(c) The Steering Committee shall make decisions by making a resolution, such resolution being passed unanimously. All decisions, resolutions and matters discussed at the Steering Committee shall be stated in minutes approved by both Parties. Should the Steering Committee not be able to make a unanimous decision, the matter shall be referred to the Corporate Vice President of Health Care Discovery at Novo Nordisk and to the President of DGI.

(d) The Steering Committee shall determine all matters of a procedural nature for the conduct of its meetings, including but

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not  limited  to,  place, frequency and  form.  The first meeting ofthe Steering
Committee shall take place no later than thirty (30) days after the execution date of this Agreement.

7.     TECHNICAL  INFORMATION  AND  KNOW-HOW
During  the  Term,  DGI  shall  disclose  and  furnish  to  Novo Nordisk all DGI
Technology  developed  with  the  use  of  the [*     *]  and controlled by DGI
during  the  Term  subject  to  Section  2.3.

8.     MARKETING  AND  PROMOTION
Novo Nordisk shall employ resources in developing, registering, promoting, marketing and selling Licensed Products in the Territory that are consistent with its activities with respect to its other products of similar commercial potential and product profile, and it shall be solely responsible for developing and implementing a marketing plan for the Licensed Products. All costs and expenses in connection with the marketing, advertising and promoting of Licensed Products in the Territory shall be borne by Novo Nordisk.

9.     PATENTS

9.1     DGI  Patent  Rights  shall  be  maintained  and  prosecuted by DGI.  The
Parties  shall  mutually  agree  on patent counsel [*         *].  The fees and
expenses including, without limitation, filing, prosecution and maintenance fees and the fees and expenses of such patent counsel shall be paid by [* *]. Any additional countries which [* *] filing, shall be approved by both Parties.
[*             .*]

9.2 At least every six months and prior to filing of any DGI Patent Rights, DGI shall provide to Novo Nordisk an update on the status and progress of the filing, prosecution and maintenance of all patents and patent applications within DGI Patent Rights. DGI agrees to provide copies of all documents received from the relevant patent offices in relation to all DGI Patent Rights and further agrees to provide Novo

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Nordisk  with  advance  copies  of  any  papers  to  be filed in a patent office relating to DGI Patent Rights with sufficient time for Novo Nordisk to provide its comments to DGI before the filing of said papers.

9.3 Novo Nordisk shall have the right to file patents based upon DGI Patent Rights, DGI Technology and/or the Licensed Product resulting from Novo Nordisk's research and development. Such patents shall be known as Novo Nordisk Patent Rights which are to be maintained, prosecuted and paid for by Novo Nordisk.

9.4 Without limiting the forgoing, each Party will have all rights of a joint owner under any joint patents or other inventions made jointly by both Parties ("Joint Patent Rights"). DGI agrees that Novo Nordisk shall be granted an exclusive license, even as to DGI, including the right to sublicense, to use Joint Patent Rights within the Field. The use of Joint Patent Rights outside the Field shall be mutually agreed by both Parties. Inventorship shall be
determined  according  to  US  law.   Joint  Patent  Rights shall be maintained,
prosecuted  and  paid  for  by  Novo  Nordisk.

9.5 Except as otherwise explicitly licensed as provided herein each Party will, as between it and the other Party hereto, retain ownership of its own inventions, copyrights, trade secrets, patent rights and other technology.

9.6 All trademark and service mark rights and all goodwill associated with any trademarks and service marks used by Novo Nordisk and its Affiliates and sublicensees in connection with Licensed Products shall belong solely to Novo Nordisk.

9.7 The Parties shall furnish to the other Party copies of any proposed publication and/or presentation of results relating to the Field in advance of the submission of such proposed publication and/or presentation to a journal, editor or other third party. The receiving Party shall have two (2) months after receipt of said copies to object to such proposed presentation and/or proposed publication because there is patentable subject matter or other confidential information which needs protection. In the event, that the receiving Party objects, the other Party shall refrain from making such publication and/or presentation for a maximum of six (6) months from date of receipt of such objection. In no event, shall either Party be allowed to publish and/or present the peptide sequences and motifs and the other Parties' confidential or proprietary information without prior written approval.

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10.     INFRINGEMENT  OF  DGI  PATENT  RIGHTS

10.1 Each Party shall advise the other promptly upon becoming aware of any infringement by a third party of DGI Patent Rights.

10.2 Novo Nordisk shall at Novo Nordisk's sole discretion, but including discussion with DGI, take such legal action as is required to restrain such infringement. DGI shall cooperate fully with Novo Nordisk, at Novo Nordisk's request, in Novo Nordisk's effort to restrain such infringement. DGI may be represented by counsel of its own selection at its own expense in any suit or proceeding brought to restrain such infringement but Novo Nordisk shall have the right to control the suit or proceeding. Any recovery obtained by Novo Nordisk as a result of such suit or proceeding whether by judgment, award, decree or settlement shall be first used to reimburse Novo Nordisk for its costs and expenses pursuing such suit or proceeding, and the remaining balance shall be
split  in  the  following  manner:  [*                 *].

10.3     If  Novo  Nordisk  elects not to initiate an infringement action within sixty (60) days of the mutual agreement of the Parties as to the existence of infringement of DGI Patent Rights, DGI shall have the right, in its sole discretion, to institute such action, at DGI's own expense. In such event, Novo Nordisk shall fully cooperate with DGI. Any recovery received by DGI as a result of such suit or proceeding whether by judgment, award, decree or settlement shall first be used to reimburse DGI for it's costs and expenses pursuing such
suit  or  proceeding,  and  the  remaining  balance  shall  be  [*          *].

11.     WARRANTIES  AND  REPRESENTATIONS

11.1 DGI warrants and represents that it owns all rights, title and interest in and to the DGI Patent Rights and DGI Technology, exclusively licensed hereunder to Novo Nordisk for the Territory, and that it has the full right and authority to license the rights granted to Novo Nordisk hereunder. DGI further warrants and represents that, to the best of its knowledge, each patent within DGI Patent Rights is valid and enforceable, and that each patent resulting from a patent application therein shall be valid and enforceable.

11.2 Each party hereby represents, warrants and further covenants to the other that:

(a) It has full authority to enter this Agreement in accordance with the terms of this Agreement;

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(b)This Agreement is not in conflict with any other agreements to which it is party  or  by  which  it  may  be  bound;

(c) This Agreement when executed shall become the legal valid and binding obligation of it, enforceable against it, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the rights of creditors generally; and

(d) It shall negotiate in good faith the execution of such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the effective execution of the transactions contemplated hereby.

12.     INDEMNIFICATION

12.1 Each Party shall defend, indemnify and hold the other Party and its shareholders, directors, officers, employees and agents harmless from and against any and all claims, judgments, causes of action, costs, awards, expenses (including attorneys' fees and (other) expenses of litigation), arising out of the indemnifying Party's activities under this Agreement, including, as applicable, the manufacture, importation, use, promotion, marketing and/or sale of Licensed Product, unless such liability results from a breach of the indemnified Party's negligence or willful misrepresentations or other misconduct or a breach of the indemnified Party's warranties set forth in Section 11.

12.2 One Party shall promptly notify the other Party of any claims or suits for which said one Party may assert indemnification from said other Party hereunder and said one Party shall permit said other Party, or its insurer, at said other Party's expense, to assume or participate in the defense of any such claims or suits and said one Party shall cooperate with said other Party or its insurer in such defense when reasonably requested to do so. No settlement or compromise shall be binding on a Party hereto without its prior written consent.

13.     CONFIDENTIALITY  AND  NON-DISCLOSURE

13.1 During the Term, DGI and Novo Nordisk may receive or have access to information that is confidential and proprietary to the other Party (as to either party, its "Information"), the maintenance of the secrecy and confidentiality of which is acknowledged by each Party to be important. For the purpose of this Section, "Recipient" refers to the Party receiving the Information from Discloser and "Discloser" refers to the Party disclosing the Information to Recipient. Information includes proprietary and confidential matters concerning certain know-how,

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data  and/or  other  matters  related to the Discloser's current and/or proposed product(s), including but not limited to research, products, clinical data, insulin receptor, developments, inventions, processes, technology, security controls, marketing, finances and pricing. Confidential Information shall not include information which: (i) is known to the Recipient or is independently generated by or for Recipient without benefit of the Discloser's Confidential Information; (ii) is disclosed to the Recipient, without restriction, by an independent third party having a legal right to make such disclosure; (iii) is or becomes part of the public domain through no breach of this Agreement by Recipient; or (iv) the Recipient is required to disclose to relevant authorities in connection with its development or commercialization of a PLPc or Licensed Product pursuant to this Agreement.

13.2 During the Term and for five (5) years thereafter, Recipient (i) shall not, without the Discloser's prior written consent, disclose, use or permit to be used the other Party's Information in any manner except as expressly authorized by this Agreement (ii) shall treat such Information with at least the same degree of care that it treats its own confidential information, but in no event with less than a reasonable degree of care, and (iii) shall use its reasonable best efforts to prevent disclosure of Information to unauthorized parties. Recipient shall ensure that only its employees, authorized agents, or subcontractors or vendors who need to know the other Party's Information will receive such Information from Discloser and that such persons shall be bound to Recipient to the extent that Recipient can honor its obligations under the provisions of this Section 13. Upon demand, or upon the termination of this Agreement, the Parties shall comply with each other's instructions regarding the disposition or return of each other's Information in its possession or control.

13.3 Unless otherwise required by law, neither Party shall use the name, trademark or logo of the other Party in any marketing, advertisement or other publication, shall not make any public statement relating to the other Party, and will not release or disclose any information concerning the terms and conditions of this Agreement to any third party, without the prior written consent of the other Party, or as required to register, promote or sell Licensed Product.

14.     COMPLIANCE  WITH  LAWS
Each Party hereto agrees that it shall comply with all applicable international, country and local laws, ordinances and codes in performing its obligations hereunder, including the procurement of sublicenses, permits, certificates,

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registrations  and  any  other  requirements  necessary  to  comply  with  this
Agreement. If at any time during the Term, a Party is informed, or information comes to its attention, that it is or may be in violation of any law, ordinance, regulation or code with respect to its activities hereunder, that Party shall immediately take all appropriate steps to attempt to remedy such violation and comply with such law, regulation, ordinance or code in all respects. Further, each Party shall establish and maintain all proper records required by any law or code of practice applicable to it from time to time.

15.     NOTICES

15.1 Any notice required to be given pursuant to this Agreement shall be made in writing and shall be deemed to have been duly given if delivered by a recognized commercial courier service with receipt acknowledged, telefaxed with receipt acknowledged (and with a confirmation copy sent by registered mail, return receipt requested), or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

     If  to  Novo  Nordisk               Novo  Nordisk  A/S
                                         Novo  Alle
                                         2880  Bagsvaerd
                                         Denmark
                          Attention:     Corporate  Vice  President  of
                                         Health  Care
                                         Fax:     011-45-4442-7280

With  copy  to:                          Novo  Nordisk  A/S
                                         Novo  Alle
                                         2880  Bagsvaerd
                                         Denmark
                          Attention:     Legal  Department
                                         General  Counsel
                               Fax:      011-45-4498-0670

If  to  DGI                              DGI  BioTechnologies,  LLC
                                         40  Talmadge  Road
                                         P.O.  Box  424
                                         Edison,  NJ  08818
                          Attention:     Dr.  Arthur  J.  Blume,  President
                                Fax:     732-287-1486

With  copy  to:                          Gibbons,  Del  Deo,  Dolan,
                                         Griffinger  &  Vecchione
                                         One  River  Front  Plaza

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                              Newark,  NJ  07102
                    Attention:     Bernard  S.  Leon,  Esq.
                            Fax:     973-639-6461

16.     GOVERNING  LAW
This Agreement shall be deemed to be a contract made under and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. The Parties agree that all disputes will be adjudicated in Federal Court with both Parties agreeing to waive trial by jury.

17.     DISPUTE  RESOLUTION

17.1 In the event of any dispute or disagreement between the Parties with respect to the interpretation of any provision of this Agreement or with respect to the performance by DGI or by Novo Nordisk of its duties hereunder, each of the Parties shall appoint a designated employee to meet for the purpose of endeavoring to resolve such dispute or to negotiate for an adjustment to such provision.

17.2 In the event, an amicable resolution is not possible the Parties will mutually agree to non-binding mediation.

17.3 Formal proceedings in Federal Court may only commence after the Parties have made a good faith attempt to resolve their dispute during a non-binding mediation proceeding.

18.     TERM

This Agreement shall become effective as of the Effective Date and shall continue through the Term, unless sooner terminated as provided in this Agreement.

19.     TERMINATION

19.1 This Agreement may be terminated with the written approval of both Parties or upon default as provided in Section 19.2 of this Agreement. In the event such termination occurs prior to the payment of the license fees in
Section 3.2 of this Agreement, Novo Nordisk will be required to make payment of such license fees to DGI on the notice of such termination.

19.2 If either Party at any time materially defaults (i) in making the payment of any money due hereunder, or (ii) in fulfilling any of the other obligations or conditions hereunder, the other Party may in its sole discretion waive the default; if not electing to waive the default, the

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other  Party  shall  notify  the  defaulting Party in writing of the default and allow the defaulting Party ninety (90) days from such notification to initiate reasonable steps to cure such default. Notwithstanding this section 19.2, if the defaulting Party disputes the existence, nature or extent of any default set forth above, the Parties shall use good faith efforts to resolve the dispute pursuant to Article 17. This Agreement shall continue until a final decision is reached pursuant to Article 17.

19.3 Either Party may terminate this Agreement by written notice to the other Party in the event the other Party:

(a)     become  insolvent  or  bankrupt;

(b)     make  an  assignment  for  the  benefit  of  its  creditors;

(c) appoint a trustee or receiver for itself for all or a substantial part of its property;

(d) have any case of proceeding commenced or other action taken by or against itself in bankruptcy that is not dismissed within sixty (60) days of filing; or

(e)     seeks  reorganization,  liquidation,  dissolution,  a  winding-up arrangement, composition or readjustment of its debts or other relief under any bankruptcy, insolvency, reorganization or other similar act or law or any jurisdiction, now or hereafter in effect.

19.4 Upon any termination of this Agreement, other than the expiration of the Term, if Novo Nordisk terminates in accordance with Section 19.3 or DGI is considered to be the defaulting Party pursuant to Articles 17 and 19,
[*              *]  and  DGI  shall reconvey to Novo Nordisk all Novo Nordisk's
confidential  and  proprietary  information.    In  the  event, Novo Nordisk is
considered to be the defaulting  Party  pursuant  to  Article  17  and  19[*
                   *] In addition, DGI and Novo Nordisk shall negotiate in good faith a license for Novo Nordisk's Patent Rights, confidential and proprietary information within the Field.

20.     ASSIGNMENT

20.1 DGI shall notify Novo Nordisk with thirty (30) days prior written notice, in the event of a sale, assignment or transfer of its rights, title and interest in, to and under this Agreement to any parent, subsidiary,

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affiliate  or  controlled  corporation  of  corporations  not within its current structure or to any successor by consolidation, merger or the corporate action or to a corporation or other business entity to which it may sell all or a percentage of it's assets.

20.2 In addition, all Novo Nordisk Information shall be returned to Novo Nordisk prior to such assignment. The assignee shall have no access to or rights in any Novo Nordisk Information and/or Novo Nordisk Patent Rights. It is expressly understood and agreed, that any assignee of any rights hereunder shall remain bound by the obligations hereof.

20.3 Neither Party may assign this Agreement except to a party acquiring all or substantially all of the assigning Party's business to which this Agreement relates without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding this Section 20.3, Novo Nordisk may assign this Agreement without receiving prior written consent of DGI, to any of its Affiliates. Notwithstanding Section 20.1 and this Section

20.3, DGI shall not assign, sell and/or transfer in whole or in part this Agreement to Eli Lilly Co., Pfizer and Hoechst and/or their affiliates or divisions, without the prior written consent of Novo Nordisk.

21.     SUCCESSORS

This Agreement binds the heirs, executors, administrators, successors and assigns of the respective parties with respect to all covenants herein, and cannot be changed except by written agreement signed by both Parties.

22.     SEVERABILITY

Any provision of this agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity enforceability or legality of such provision in any other jurisdiction.

23.     FORCE  MAJEURE

Neither of the Parties hereto shall be liable in any manner for failure or delay in fulfillment of all or part of this Agreement, directly owing to acts of God, governmental orders or restrictions, war, war-like conditions, revolution, riot, looting, strike, lockout, fire, flood or other causes or circumstances beyond the Parties' control.

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24.     ARTICLE  HEADINGS  AND  SECTION  REFERENCES

The Article headings contained herein are for reference only and shall not be considered a part of this Agreement, nor shall they in any way affect the interpretation thereof. Unless otherwise specified herein, all references in this Agreement to sections are to Sections of this Agreement.

24.     COMPLETE  AGREEMENT

This Agreement supersedes any and all agreements, contracts or negotiations relating to the Licensed Product in the Territory. This Agreement is entire in itself and cannot be changed or terminated orally. No modifications of this Agreement shall be binding unless signed by the Party against whom it is sought to be enforced. This Agreement, together with the appendices shall be the entire agreement and express the complete, exclusive and final understanding of the Parties with respect to subject written approval herein and shall not be altered, amended or modified except in a writing incorporated hereto, and signed by the Parties.

     IN WITNESS WHEREOF, Novo Nordisk and DGI have caused this Agreement to be executed by their duly authorized officers.

NOVO  NORDISK  A/S                              DGI  BIOTECHNOLOGIES,  LLC.

BY:_____________________                    BY:_____________________
MADS  KROGSGAARD  THOMSEN

TITLE:  CORPORATE  VICE  PRESIDENT          TITLE:____________________
     OF  HEALTH  CARE  DISCOVERY
DATE:___________________                    DATE:____________________

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